Exhibit 10.67


                                                 [MBIA LETTERHEAD]


                                                                     May 6, 2004


Gary C. Dunton
98 Golf Lane
Ridgefield, CT  06877

Dear Gary:


         On behalf of MBIA Inc. (the "Company") and the Board of Directors (the "Board"), we want to thank you for your outstanding efforts on behalf of the Company and congratulate you on your promotion to Chief Executive Officer. We are confident that you possess the skills, experience and leadership characteristics required to help the Company further build its business. We have outlined below the impact that certain terminations of your employment will have on equity and long-term incentive awards granted to you by the Company. Except as expressly set forth herein or in your Key Employee Employment Protection Agreement dated as of January 25, 1999, (i) you will not be eligible for any other severance or termination payments or benefits in connection with any termination of your employment and (ii) the terms of your existing equity-based and long-term incentive awards shall continue to be governed by the terms of the original award agreements.

         1. Modifications to Outstanding Awards.

              (a) Stock Option Awards. Reference is made to your stock option agreements with the Company dated as of January 9, 1998, December 9, 1998, January 7, 1999, December 9, 1999, January 11, 2001, February 7, 2002, February 12, 2003 and February 10, 2004 (the "Option Agreements"). Each of the Option Agreements is hereby amended to provide that if your employment is terminated by the Company other than for Cause, or by you in a Constructive Termination Without Cause (the date of such termination of employment, the "Termination Date"), in each case on or before the fourth anniversary of the date hereof (such date, the "Target Date"), the vesting and exercisability terms with respect to such stock options shall be determined as if you remained employed with the Company through the fifth anniversary of the Termination Date (such date, the "Vesting Measure Date"), and any stock options that have not previously vested shall become fully vested and exercisable on the Vesting Measure Date. Following the Vesting Measure Date, your stock options shall remain exercisable until the earlier of

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         (i) the first anniversary of the Vesting Measure Date and (ii) the expiration of the original term with respect to each such stock option as provided under the applicable Option Agreement. Notwithstanding the foregoing, if on any date prior to the Vesting Measure Date (such date, the "Acceleration Date"), the Company's common stock closes at a trading price that is (i) greater than or equal to $90 per share and
         (ii) greater than or equal to 150% of the closing price on the Termination Date, then all of your previously unvested options shall vest and become immediately exercisable and remain exercisable until the earlier of (i) the first anniversary of the Acceleration Date and
         (ii) the expiration of the original term with respect to each such stock option as provided under the applicable Option Agreement and shall thereafter expire and be forfeited. Except as expressly provided in this Paragraph 1(a), the terms of your Option Agreements shall continue in full force and effect. For purposes of this letter agreement, the terms "Cause" and "Constructive Termination Without Cause" shall each have the meanings assigned to such terms under the award agreement of even date herewith setting forth the terms and conditions of the award of 125,000 Company shares of restricted stock (the "2004 Award Agreement").

              (b) MBV Awards. In the event that your employment is terminated by the Company other than for Cause, or by you in a Constructive Termination Without Cause, any of your then outstanding MBV awards shall be paid to you solely in the discretion of the Board in a manner consistent with past practice. For the avoidance of doubt, the restricted shares subject to your 2004 Award Agreement shall not be treated as MBV awards, and shall be governed by the terms of the 2004 Award Agreement.

         2. Severance. In the event that your employment is terminated by the Company other than for Cause, or by you in a Constructive Termination Without Cause, severance shall be paid to you solely in the discretion of the Board in a manner consistent with past practice, taking into account your base salary, annual bonus opportunity and anticipated retirement plan contributions at the time of your termination of employment.

         3. Change of Control Protection. The 2004 Award Agreement contains a provision designed to hold you harmless, on an after tax basis, from any excise tax you incur in connection with your employment under section 4999 of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, any benefits payable to you under the terms of this Agreement that are treated as being contingent upon, or otherwise related to, a change of control of the Company, will be taken into account in determining whether, and to what extent, you are entitled to receive any benefits under such provision.

         4. Post-Termination Restrictive Covenants. You hereby agree that during the Employment Period and for two years thereafter, you shall not directly or indirectly personally hire, personally solicit or personally help another hire or solicit any Company employees, (ii) directly or indirectly induce or

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encourage any Company employee to terminate employment with the Company, (iii)
direct any business opportunities developed on behalf of the Company for your own benefit or for the benefit of any of your future employers, (iv) directly or indirectly solicit any of the Company's customers to use the services of another entity in lieu of those of the Company, or (v) seek or accept employment with any of the entities (or their affiliates) listed on Appendix A attached hereto or with any other entity created after the date hereof that materially competes with any of the Company's substantial business operations.


         Please confirm your acceptance of the terms set forth in this letter agreement by signing below.


Sincerely,



     /s/  David C. Clapp
--------------------------------
David C. Clapp
Member of the Board of Directors



     /s/  Kevin D. Silva
--------------------------------
Kevin D. Silva
Vice President & Chief Administrative Officer



Agreed and Accepted:       /s/  Gary C. Dunton
                    -------------------------------
                                Gary C. Dunton


Date:  May 6        , 2004
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                                   APPENDIX A


ACE Guaranty Corp.
Ambac Assurance Corp.
CIFG
DePfa
Financial Guaranty Insurance Co.  (FGIC)
Financial Security Assurance (FSA)
Radian Asset Assurance Inc.
XL Capital


The above listed companies shall be deemed to include each of the subsidiaries and affiliates of each of such companies, whether now existing or hereafter created.



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